EXHIBIT 99.1
Our Competitive Strengths

We believe the significant factors that will enable us to successfully implement our mission and business strategies include the following:

•	Strong positions in attractive markets. We believe that our markets are attractive because of their favorable demographics, competitive landscape and opportunities for expansion. Ten of our 15 hospitals are located in markets with long-term population growth rates in excess of the national average and all of our acute care hospitals are located in markets in which the median household income is above the national average.

•	Targeted capital investments resulting in well capitalized assets. We have invested $917.7 million of capital expenditures in our facilities over the five year period ended June 30, 2009 to enhance the quality and range of services provided at our facilities. We have expanded the footprint of several facilities and invested strategic capital in medical equipment and technology. We believe as a result of our significant capital investments in our acute care hospitals, we are well positioned to attract leading physicians and other highly skilled healthcare professionals in our communities. This enables us to continue providing a broad range of high quality healthcare services in the communities we serve.

•	Our ability to achieve organic growth and strong cash flows. Most of our growth during the past five years has been achieved by improving revenues and managing costs in existing markets. We have also generated strong cash flows during the past five years in the face of multiple industry challenges. We generated Adjusted EBITDA of $245.0 million, $266.4 million and $302.4 million during our fiscal years ended June 30, 2007, 2008, and 2009, respectively, which represents an average annual growth rate of 11.1%. Furthermore, we generated cash provided by operating activities of $125.6 million, $176.3 million and $313.1 million over the same three year period, respectively. We believe our well-positioned assets, broad range of services and quality patient care will enable us to continue generating strong operating performance and cash flows. We include a reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income (loss) attributable to Vanguard Health Systems, Inc. stockholders in the table below.

	Year Ended June 30,
	2007	2008	2009
	(Dollars in millions)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(132.7)	$(0.7)	$28.6
Interest, net	123.8	122.1	111.6
Income tax expense (benefit)	(11.6)	1.7	16.0
Depreciation and amortization	118.6	131.0	130.6
Non-controlling interests	2.6	3.0	3.2
Equity method income	(0.9)	(0.7)	(0.8)
Stock compensation	1.2	2.5	4.4
Loss (gain) on disposal of assets	(4.1)	0.9	(2.3)
Realized holding losses on investments	—	—	0.6
Monitoring fees and expenses	5.2	6.3	5.2
Impairment loss	123.8	—	6.2
Loss (income) from discontinued operations, net of taxes	19.1	0.3	(0.9)

Adjusted EBITDA (1)	$245.0	$266.4	$302.4

(1)	We define Adjusted EBITDA as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, equity method income, stock compensation, gain or loss on disposal of assets, monitoring fees and expenses, realized holding losses on investments, impairment losses, debt extinguishment costs and discontinued operations, net of taxes. Monitoring fees and expenses represent fees and reimbursed expenses paid to affiliates of The Blackstone Group and Metalmark Subadvisor LLC for advisory and oversight services. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow statement data determined in accordance with “GAAP”. Adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures of other companies due to varying methods of calculation. We believe that Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s operating performance compared to that of other companies in the healthcare industry and to evaluate a company’s leverage capacity and its ability to meet its debt service requirements. Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of a company’s operating performance. Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating businesses and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams.

•	Well-positioned to grow the company through acquisition and partnering opportunities. Since our first acquisition in 1998, we have acquired 18 hospitals in eight separate transactions with a combination of both not-for-profit and for-profit entities. We have remained disciplined in completing only those acquisitions that fit our operating strategies. We have built a corporate infrastructure and developed the fundamental strategies to position ourselves as an attractive partner for other hospital operators.

•	Proven management team with a vision for the future. Our senior management team has an average of more than 20 years of experience in the healthcare industry with a proven record of achieving strong operating results. Our management team has a clear and well-defined strategy to position the company for long-term growth in a period of significant change in the industry.

Recent Developments

The following table sets forth certain of Vanguard’s unaudited preliminary financial information and operating data for the quarter and six-month period ended December 31, 2009 (1):

	Quarter Ended	Six Months Ended
	December 31,	December 31,
	2009	2009
	(Dollars in millions)

Preliminary Financial Information:
Preliminary total revenues	$843.6	$1,667.0
Preliminary Adjusted EBITDA(2)	$83.8	$152.5
Preliminary net loss attributable to Vanguard Health Systems, Inc. stockholders	$(20.5)	$(19.0)
Preliminary cash flows from operations		$148.7
Preliminary interest, net	$27.5	$54.7
Preliminary capital expenditures	$34.6	$68.4
Preliminary cash and cash equivalents		$358.0
Preliminary restricted cash		$21.9
Preliminary total debt		$1,553.5
Preliminary senior debt		$762.5
Preliminary Operating Data:
Preliminary discharges	42,037	83,920
Preliminary adjusted discharges	72,990	147,213
Preliminary adjusted discharges—hospitals	69,022	139,126
Preliminary emergency room visits	155,818	310,727
Preliminary patient days	176,233	348,199
Preliminary inpatient surgeries	9,380	18,888
Preliminary outpatient surgeries	19,143	38,460
Preliminary member lives	239,800	239,800

(1)	Vanguard’s financial statements for the second quarter of fiscal 2010 are not finalized until they are filed in its Quarterly Report on Form 10-Q for the second quarter of fiscal 2010. Vanguard is required to consider all available information through the finalization of its financial statements and the possible impact of such information on its financial condition and results of operations for the reporting period, including the impact of such information on the complex and subjective judgments and estimates Vanguard made in preparing certain of the preliminary information. Subsequent information or events may lead to material differences between the preliminary financial information and operating data described herein and the financial information and operating data that will be described in Vanguard’s subsequent earnings release (to be filed with the Securities and Exchange Commission on a Form 8-K in February 2010) and between such subsequent earnings release and the financial information and operating data described in Vanguard’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009. Those differences may be adverse. Investors should consider this possibility in reviewing this information.

(2)	Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, equity method income, stock compensation, gain or loss on disposal of assets, monitoring fees and expenses, realized holding losses on investments, impairment losses, debt extinguishment costs and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States (“GAAP”). Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of Adjusted EBITDA to net loss attributable to Vanguard Health Systems, Inc. stockholders for the respective periods.

	Quarter Ended	Six Months Ended
	December 31,	December 31,
	2009	2009
	(Dollars in millions)

Preliminary:
Net loss attributable to Vanguard Health Systems, Inc. stockholders	$(20.5)	$(19.0)
Interest, net	27.5	54.7
Income tax benefit	(3.7)	(1.8)
Depreciation and amortization	34.3	68.3
Non-controlling interests	0.8	1.7
Equity method income	(0.3)	(0.5)
Stock compensation	1.0	2.9
Loss on disposal of assets	0.4	0.4
Monitoring fees and expenses	1.4	2.7
Impairment loss	43.1	43.1
Income from discontinued operations, net of taxes	(0.2)	—

Adjusted EBITDA	$83.8	$152.5

Our two Chicago hospitals have experienced deteriorating economic factors that have negatively impacted their results of operations and cash flows. While various initiatives mitigated the impact of these economic factors in previous quarters, the operating results of the Chicago hospitals have not improved to the level anticipated. After having the opportunity to evaluate the operating results of the Chicago hospitals for the first six months of fiscal year 2010 and to reassess the market trends and economic factors, we concluded that it was unlikely that previously projected cash flows for these hospitals would be achieved. We performed an interim goodwill impairment test and, based upon revised projected cash flows, market participant data and appraisal information, we determined that the $43.1 million remaining goodwill related to this reporting unit was impaired. We will record the $43.1 million ($31.8 million, net of taxes) non-cash impairment loss in our condensed consolidated statement of operations for the quarter ended December 31, 2009.

Risks Related to Our Indebtedness

Our high level of debt and significant leverage may adversely affect our operations and our ability to grow and otherwise execute our business strategy.

We will continue to have substantial indebtedness after the completion of the Refinancing. As of September 30, 2009, we had $1,555.4 million of outstanding debt, excluding letters of credit and guarantees. As of September 30, 2009, on an as adjusted basis after giving effect to the Refinancing, we would have had approximately $1,765.0 million of total indebtedness outstanding (including the notes offered hereby), $765.0 million of which would have been secured. We also expect to have $229.8 million of secured indebtedness available for borrowing under the New Revolving Credit Facility, after taking into account $30.2 million of outstanding letters of credit. The amount of our outstanding indebtedness is substantial compared to the net book value of our assets.

Our substantial indebtedness could have important consequences to you, including the following:

•	our high level of indebtedness could make it more difficult for us to satisfy our obligations with respect to the notes offered hereby, including any repurchase obligations that may arise thereunder;

•	limit our ability to obtain additional financing to fund future capital expenditures, working capital, acquisitions or other needs;

•	increase our vulnerability to general adverse economic, market and industry conditions and limit our flexibility in planning for, or reacting to, these conditions;

•	make us vulnerable to increases in interest rates since all (as of September 30, 2009 after giving effect to the Refinancing) of our borrowings under our New Credit Facilities are, and additional borrowings may be, at variable interest rates;

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic or industry conditions or be unable to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins;

•	limit our ability to use operating cash in other areas of our business because we must use a substantial portion of these funds to make principal and interest payments; and

•	limit our ability to compete with others who are not as highly-leveraged.

Our ability to make scheduled payments of principal and interest or to satisfy our other debt obligations, to refinance our indebtedness or to fund capital expenditures will depend on our future operating performance. Prevailing economic conditions (including interest rates) and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations or realize anticipated revenue growth or operating improvements, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

A breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any senior debt is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and the New Credit Facilities do not fully prohibit us or our subsidiaries from doing so. Our New Revolving Credit Facility will provide commitments of up to $260.0 million (not giving effect to any outstanding letters of credit, which would reduce the amount available under our New Revolving Credit Facility), of which $229.8 million would have been available for future borrowings as of September 30, 2009, on an as adjusted basis after giving effect to the Refinancing. In addition, upon the occurrence of certain events and satisfaction of a maximum senior secured leverage ratio test, we may request an incremental term loan facility or facilities in an unlimited amount in the aggregate, subject to receipt of commitments by existing lenders or other financing institutions and to the satisfaction of certain other conditions. All of those borrowings would be senior and secured, and as a result, would be effectively senior to the notes and the guarantees of the notes by the guarantors. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

All of the borrowings under the New Credit Facilities bear interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our debt and could materially reduce our profitability. A 0.25% increase in the expected rate of interest under the New Credit Facilities would increase our annual interest expense by approximately $1.9 million. The impact of such an increase would be more significant than it would be for some other companies because of our substantial debt.

Risks Related to Our Business and Structure

The current challenging economic environment, along with difficult and volatile conditions in the capital and credit markets, could materially adversely affect our financial position, results of operations or cash flows, and we are unsure whether these conditions will improve in the near future.

The U.S. economy and global credit markets remain volatile. Declining consumer confidence and increased unemployment have increased concerns of prolonged economic weakness. While certain healthcare spending is considered non-discretionary and may not be significantly impacted by economic downturns, other types of healthcare spending may be significantly adversely impacted by such conditions. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose to defer or forego elective surgeries and other non-emergent procedures, which are generally more profitable lines of business for hospitals. We are unable to determine the specific impact of the current economic conditions on our business at this time, but we believe that further deterioration or a prolonged period of recession will have an adverse impact on our operations. Other risk factors discussed in this offering memorandum describe some significant risks that may be magnified by the current economic conditions such as the following:

•	Our concentration of operations in a small number of regions, and the impact of economic downturns in those communities. To the extent the communities in and around San Antonio, Texas; Phoenix, Arizona; Chicago, Illinois or certain communities in Massachusetts experience a greater degree of economic weakness than average, the adverse impact on our operations could be magnified.

•	Our revenues may decline if federal or state programs reduce our Medicare or Medicaid payments or managed care companies (including managed Medicare and managed Medicaid payers) reduce our reimbursement. Current economic conditions have accelerated and increased the budget deficits for most states, including those in which we operate. These budgetary pressures may result in healthcare payment reductions under state Medicaid plans or reduced benefits to participants in those plans. Also, governmental, managed Medicare or managed Medicaid payers may defer payments to us to conserve cash. Managed care companies may also seek to reduce payment rates or limit payment rate increases to hospitals in response to reductions in enrolled participants.

•	Our hospitals face a growth in uncompensated care as the result of the inability of uninsured patients to pay for healthcare services and difficulties in collecting patient portions of insured accounts. Higher unemployment, Medicaid benefit reductions and employer efforts to reduce employee healthcare costs may increase our exposure to uncollectible accounts for uninsured patients or those patients with higher co-pay and deductible limits.

•	Under extreme market conditions, there can be no assurance that funds necessary to run our business will be available to us on favorable terms or at all. Most of our cash and borrowing capacity under our New Credit Facilities will be held with a limited number of financial institutions, which could increase our liquidity risk if one or more of those institutions become financially strained or are no longer able to operate.

We are unable to predict if the condition of the U.S. economy, the local economies in the communities we serve or global credit conditions will improve in the near future or when such improvements may occur.

The current U.S. and state health reform legislative initiatives could adversely affect our operations and business condition.

A comprehensive healthcare reform bill is expected to become law sometime in early 2010. The House passed its health reform bill on November 7, 2009 followed by Senate passage of their version of a health reform bill on December 24, 2009. During January 2010, leadership from the houses along with representatives in the Obama administration are expected to meet to develop a single bill that incorporates provisions from both bills. Assuming Congress comes to an agreement and passes final legislation, the President is expected to sign the health reform package.

A common issue addressed in the federal health reform bills is increasing access to health benefits for uninsured or underinsured populations through creation of health insurance exchanges. The bills also include reductions in the annual market basket updates and add productivity adjustments for Medicare providers. Some states also have pending health reform legislative initiatives. We will not be able to determine the effect that any such legislation may have on our operations and business condition until such legislation is enacted, but such legislation may adversely affect our operations and business condition.

If we are unable to enter into favorable contracts with managed care plans, our operating revenues may be reduced.

Our ability to negotiate favorable contracts with health maintenance organizations, insurers offering preferred provider arrangements and other managed care plans significantly affects the revenues and operating results of our hospitals. Revenues derived from health maintenance organizations, insurers offering preferred provider arrangements and other managed care plans, including managed Medicare and managed Medicaid plans, accounted for approximately 58% and 60% of our net patient revenues for the year ended June 30, 2009 and the three months ended September 30, 2009, respectively. Managed care organizations offering prepaid and discounted medical services packages represent an increasing portion of our admissions, a general trend in the industry which has limited hospital revenue growth nationwide and a trend that may continue. In addition, private payers are increasingly attempting to control healthcare costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations. Additionally, the trend towards consolidation among private managed care payers tends to increase their bargaining prices over fee structures. In most cases, we negotiate our managed care contracts annually as they come up for renewal at various times during the year. Our future success will depend, in part, on our ability to renew existing managed care contracts and enter into new managed care contracts on terms favorable to us. Other healthcare companies, including some with greater financial resources, greater geographic coverage or a wider range of services, may compete with us for these opportunities. If we are unable to contain costs through increased operational efficiencies or to obtain higher reimbursements and payments from managed care payers, our results of operations and cash flows will be materially adversely affected.

Our revenues may decline if federal or state programs reduce our Medicare or Medicaid payments or managed care companies reduce our reimbursements.

Approximately 56% and 57% of our net patient revenues for the year ended June 30, 2009 and the three months ended September 30, 2009, respectively, came from the Medicare and Medicaid programs, including Medicare and Medicaid managed plans. In recent years, federal and state governments have made significant changes in the Medicare and Medicaid programs. Some of those changes adversely affect the reimbursement we receive for certain services. In addition, due to budget deficits in many states, significant decreases in state funding for Medicaid programs have occurred or are being proposed.

On August 22, 2007, CMS issued a final rule for federal fiscal year 2008 for the hospital inpatient prospective payment system. This rule adopted a two-year implementation of Medicare severity-adjusted diagnosis-related groups (“MS-DRGs”), a severity-adjusted diagnosis-related group (“DRG”) system. This change represented a refinement to the DRG system, and its impact on our revenues has not been significant. Realignments in the DRG system could impact the margins we receive for certain services.

DRG rates are updated and MS-DRG weights are recalibrated each federal fiscal year. The index used to update the market basket gives consideration to the inflation experienced by hospitals and entities outside the healthcare industry in purchasing goods and services. The Medicare Inpatient Hospital Prospective System Final Rule for federal fiscal year 2010 provides for a 2.1% market basket update for hospitals that submit certain quality patient care indicators and a 0.1% update for hospitals that do not submit this data. While we will endeavor to comply with all quality data submission requirements, our submissions may not be deemed timely or sufficient to entitle us to the full market basket adjustment for all our hospitals. Medicare payments to hospitals in federal fiscal year 2009 were reduced by 0.9% to eliminate what CMS estimates will be the effect of coding or classification changes as a result of hospitals implementing the MS-DRG system. After earlier proposing an increase in the “documentation and coding adjustment” to 1.9% for federal fiscal year 2010, on July 31, 2009 CMS announced that it had decided not to make any adjustment in federal fiscal year 2010 since it did not know whether federal fiscal year 2009 spending from documentation and coding is more or less than earlier projected. However, the U.S. Congress has given CMS the ability to continue to retrospectively determine if the documentation and coding adjustment levels for federal fiscal years 2008 and 2009 were adequate to account for changes in payments not related to changes in case mix. If the levels are found to have been inadequate, CMS could impose an adjustment to payments for federal fiscal years 2011 and 2012. This evaluation of changes in case-mix based on actual claims data may yield a higher documentation and coding adjustment thereby potentially reducing our revenues and impacting our results of operations in ways that cannot be quantified at this time. Additionally, Medicare payments to hospitals are subject to a number of other adjustments, and the actual impact on payments to specific hospitals may vary. In some cases, commercial third-party payers and other payers such as some state Medicaid programs rely on all or portions of the Medicare DRG system to determine payment rates. The change from traditional Medicare DRGs to MS-DRGs could adversely impact those payment rates if any other payers adopt MS-DRGs.

The federal government and many states have recently adopted or are currently considering reducing the level of Medicaid funding (including upper payment limits) or program eligibility that could adversely affect future levels of Medicaid reimbursement received by our hospitals. Since states must operate with balanced budgets and since the Medicaid program is often a state’s largest program, a number of states have adopted, or are considering adopting, legislation designed to reduce their Medicaid expenditures. The Deficit Reduction Act of 2005 (“DRA”) includes federal Medicaid cuts of approximately $4.8 billion over five years. Additionally, on May 29, 2007, CMS published a final rule entitled “Medicaid Program; Cost Limit for Providers Operated by Units of Government and Provisions to Ensure the Integrity of Federal-State Financial Partnership” which is estimated to reduce federal Medicaid funding from $12 billion to $20 billion over five years. The U.S. Congress enacted two moratoria in respect of this rule that delayed six of seven proposed Medicaid regulations in this final CMS rule until July 1, 2009. On June 30, 2009, three more of the Medicaid regulations that had been under a congressional moratorium set to expire July 1, 2009 were officially rescinded, all or in part, by CMS, and CMS also delayed until June 30, 2010 the enforcement of the fourth of the six regulations. As a result of these changes in implementing the final rule, the impact on us of the final rule cannot be quantified. States in which we operate have also adopted, or are considering adopting, legislation designed to reduce coverage and program eligibility, enroll Medicaid recipients in managed care programs and/or impose additional taxes on hospitals to help finance or expand the states’ Medicaid systems. For example, Arizona has frozen hospital inpatient and outpatient reimbursements at the October 1, 2008 rates and discontinued a state health benefits program for low-income parents. Additional Medicaid spending cuts may be implemented in the future in the states in which we operate, including reductions in supplemental Medicaid reimbursement programs. Our Texas hospitals participate in private supplemental Medicaid reimbursement programs that are structured to expand the community safety net by providing indigent healthcare services and result in additional revenues for participating hospitals. We cannot predict whether the Texas private supplemental Medicaid reimbursement programs will continue or guarantee that revenues recognized from the programs will not decrease. Future legislation or other changes in the administration or interpretation of government health programs could have a material adverse effect on our financial position and results of operations.

Our ability to negotiate favorable contracts with managed care plans significantly affects the revenues and operating results of most of our hospitals. Managed care payers increasingly are demanding discounted fee structures, and the trend toward consolidation among managed care plans tends to increase their bargaining power over fee structures. Reductions in price increases or the amounts received from managed care plans could have a material adverse effect on our financial position and results of operations.

In recent years, both the Medicare program and several large managed care companies have changed our reimbursement to link some of their payments, especially their annual increases in payments, to performance of quality of care measures. We expect this trend to “pay-for-performance” to increase in the future. If we are unable to meet these performance measures, our results of operations and cash flow will be materially adversely affected.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to licensing, the conduct of operations, the ownership of facilities, the addition of facilities and services, financial arrangements with physicians and other referral sources, confidentiality, maintenance and security issues associated with medical records, billing for services and prices for services. If a determination were made that we were in material violation of such laws or regulations, our operations and financial results could be materially adversely affected.

In many instances, the industry does not have the benefit of significant regulatory or judicial interpretations of these laws and regulations. This is particularly true in the case of the Medicare and Medicaid statute codified under Section 1128B(b) of the Social Security Act and known as the “Anti-Kickback Statute.” This law prohibits providers and other person or entities from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent to generate referrals of orders for services or items reimbursable under Medicare, Medicaid and other federal healthcare programs. As authorized by the U.S. Congress, the U.S. Department of Health and Human Services has issued regulations which describe certain conduct and business relationships immune from prosecution under the Anti-Kickback Statute. The fact that a given business arrangement does not fall within one of these “safe harbor” provisions does not render the arrangement illegal, but business arrangements of healthcare service providers that fail to satisfy the applicable safe harbor criteria risk increased scrutiny by enforcement authorities.

The safe harbor requirements are generally detailed, extensive, narrowly drafted and strictly construed. Many of the financial arrangements that our facilities maintain with physicians do not meet all of the requirements for safe harbor protection. The regulatory authorities that enforce the Anti-Kickback Statute may in the future determine that one or more of these arrangements violate the Anti-Kickback Statute or other federal or state laws. In addition, the Senate health reform bill includes provisions that would revise the scienter requirements such that a person need not have actual knowledge of the Anti-Kickback Statute or intent to violate the Anti-Kickback Statute to be found guilty of a violation. A determination that a facility has violated the Anti-Kickback Statute or other federal laws could subject us to liability under the Social Security Act, including criminal and civil penalties, as well as exclusion of the facility from participation in government programs such as Medicare and Medicaid or other federal healthcare programs.

In addition, the portion of the Social Security Act commonly known as the “Stark Law” prohibits physicians from referring Medicare and (to an extent) Medicaid patients to providers of certain “designated health services” if the physician or a member of his or her immediate family has an ownership or investment interest in, or compensation arrangement with, that provider. In addition, the provider in such arrangements is prohibited from billing for all of the designated health services referred by the physician, and, if paid for such services, is required to promptly repay such amounts. Most of the services furnished by our facilities are “designated health services” for Stark Law purposes, including inpatient and outpatient hospital services. There are multiple exceptions to the Stark Law, among others, for physicians maintaining an ownership interest in an entire hospital or having a compensation relationship with the facility as a result of employment agreements, leases, physician recruitment and certain other arrangements. However, each of these exceptions applies only if detailed conditions are met. An arrangement subject to the Stark Law must qualify for an exception in order for the services to be lawfully referred by the physician and billed by the provider.

CMS has issued three phases of final regulations implementing the Stark Law. Phases I and II became effective in January 2002 and July 2004, respectively, and Phase III became effective in December 2007. While these regulations help clarify the requirements of the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. In addition, in July 2007 CMS proposed far-reaching changes to the regulations implementing the Stark Law that would further restrict the types of arrangements that hospitals and physicians may enter, including additional restrictions on certain leases, percentage compensation arrangements, and agreements under which a hospital purchases services under arrangements. On July 31, 2008, CMS issued a final rule which, in part, finalized and responded to public comments regarding some of its July 2007 proposed major changes to the Stark Law regulations. The most far-reaching of the changes made in this final July 2008 rule effectively prohibit, as of a delayed effective date of October 1, 2009, both “under arrangements” ventures between a hospital and any referring physician or entity owned, in whole or in part, by a referring physician and unit-of-service-based “per click” compensation and percentage-based compensation in office space and equipment leases between a hospital and any referring physician or entity owned, in whole or inpart, by a referring physician. We examined all of our “under arrangement” ventures and space and equipment leases with physicians to identify those arrangements which would have failed to conform to these new Stark regulations as of October 1, 2009, and we restructured or terminated all such non-conforming arrangements so identified prior to October 1, 2009. Because the Stark Law and its implementing regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of this law and its regulations. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot assure you that every relationship complies fully with the Stark Law. In addition, in the July 2008 final Stark rule CMS indicated that it will continue to enact further regulations tightening aspects of the Stark Law that it perceives allow for Medicare program abuse, especially those regulations that still permit physicians to profit from their referrals of ancillary services. We cannot assure you that the arrangements entered into by our hospitals with physicians will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted.

Additionally, if we violate the Anti-Kickback Statute or Stark Law, or if we improperly bill for our services, we may be found to violate the False Claims Act, either under a suit brought by the government or by a private person under a qui tam, or “whistleblower,” suit.

If we fail to comply with the Anti-Kickback Statute, the Stark Law, the False Claims Act or other applicable laws and regulations, or if we fail to maintain an effective corporate compliance program, we could be subjected to liabilities, including civil penalties (including the loss of our licenses to operate one or more facilities), exclusion of one or more facilities from participation in the Medicare, Medicaid and other federal and state healthcare programs and, for violations of certain laws and regulations, criminal penalties.

All of the states in which we operate have adopted or have considered adopting similar anti-kickback and physician self-referral legislation, some of which extends beyond the scope of the federal law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals, regardless of the source of payment for the care. Little precedent exists for the interpretation or enforcement of these laws. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts.

Government officials responsible for enforcing healthcare laws could assert that one or more of our facilities, or any of the transactions in which we are involved, are in violation of the Anti-Kickback Statute or the Stark Law and related state law exceptions. It is also possible that the courts could ultimately interpret these laws in a manner that is different from our interpretations. Moreover, other healthcare companies, alleged to have violated these laws, have paid significant sums to settle such allegations and entered into “corporate integrity agreements” because of concern that the government might exercise its authority to exclude those providers from governmental payment programs (e.g., Medicare, Medicaid, TRICARE). A determination that one or more of our facilities has violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly.

Federal law permits the Department of Health and Human Services Office of Inspector General (“OIG”) to impose civil monetary penalties, assessments or to exclude from participation in federal healthcare programs, individuals and entities who have submitted false, fraudulent or improper claims for payment. Improper claims include those submitted by individuals or entities who have been excluded from participation. These penalties may also be imposed on providers or entities who employ or enter into contracts with excluded individuals to provide services to beneficiaries of federal healthcare programs. Furthermore, if services are provided by an excluded individual or entity, the penalties may apply even if the payment is made directly to a non-excluded entity. Employers of or entities that contract with excluded individuals or entities for the provision of services may be liable for up to $10,000 for each item or service furnished by the excluded individual or entity, an assessment of up to three times the amount claimed and program exclusions. In order for the penalties to apply, the employer or contractor must have known or should have known that the person or entity was excluded from participation. On October 12, 2009, we voluntarily reported to OIG that two past employees of Vanguard had been excluded from participation in Medicare at certain times during their employment.

Illinois and Massachusetts require governmental determinations of need (“Certificates of Need”) prior to the purchase of major medical equipment or the construction, expansion, closure, sale or change of control of healthcare facilities. We believe our facilities have obtained appropriate certificates wherever applicable. However, if a determination were made that we were in material violation of such laws, our operations and financial results could be materially adversely affected. The governmental determinations, embodied in Certificates of Need, can also affect our facilities’ ability to add bed capacity or important services. We cannot predict whether we will be able to obtain required Certificates of Need in the future. A failure to obtain any required Certificates of Need may impair our ability to operate the affected facility profitably.

The laws, rules and regulations described above are complex and subject to interpretation. If we are in violation of any of these laws, rules or regulations, or if further changes in the regulatory framework occur, our results of operations could be significantly harmed.

Some of our hospitals will be required to submit to CMS information on their relationships with physicians and this submission could subject such hospitals and us to liability.

CMS announced in 2007 that it intends to collect information on ownership, investment and compensation arrangements with physicians from 500 (pre-selected) hospitals by requiring these hospitals to submit to CMS Disclosure of Financial Relationship Reports (“DFRR”) from each selected hospital. CMS also indicated that at least 10 of our hospitals will be among these 500 hospitals required to submit a DFRR because these 10 hospitals did not respond to CMS’ voluntary survey instrument on this topic purportedly submitted to these hospitals via email by CMS in 2006. CMS intends to use this data to determine whether these hospitals were in compliance with the Stark Law and implementing regulations during the reporting period, and CMS has indicated it may share this information with other government agencies and with congressional committees. Many of these agencies have not previously analyzed this information and have the authority to bring enforcement actions against the hospitals. However, in July 2008 CMS announced that, based on its further review and expected further public comments on this matter, CMS may decide in the future to decrease (but not increase) the number of hospitals to which it will send the DFRR below the 500 hospitals originally designated.

Once a hospital receives this request for a DFRR, the hospital will have 60 days to compile a significant amount of information relating to its financial relationships with physicians. The hospital may be subject to civil monetary penalties of up to $10,000 per day if it is unable to assemble and report this information within the required timeframe or if CMS or any other government agency determines that the submission is inaccurate or incomplete. The hospital may be the subject of investigations or enforcement actions if a government agency determines that any of the information indicates a potential violation of law.

Also, while in 2007 CMS had announced that it was contemplating proposing a regular financial disclosure process that would apply in the future to all Medicare participating hospitals, in July 2008 CMS announced that, based upon public comments previously received, it was not adopting a regular reporting or disclosure process at that time, and, thus, CMS said the DFRR will initially be used as a one-time collection effort. However, CMS also said in July 2008 that, depending on the information received from the initial DFRR process and other factors, it may propose future rulemaking to use the DFRR or some other instrument as a periodic or regular collection instrument. Thus, even if one of our hospitals does not receive the DFRR survey as part of the initial up to 500 selected hospitals, we expect that all of our hospitals will possibly have to report similar information to CMS in the future.

The DFRR and its supporting documentation are currently under review by the Office of Management and Budget and have not yet been released. Depending on the final format of the DFRR, responding hospitals may be subject to substantial penalties as a result of enforcement actions brought by government agencies and whistleblowers acting pursuant to the False Claims Act and similar state laws, based on such allegations like failure to respond within required deadlines, that the response is inaccurate or contains incomplete information or that the response indicates a potential violation of the Stark Law or other requirements.

Any governmental investigation or enforcement action which results from the DFRR process could materially adversely affect our results of operations.

Providers in the healthcare industry have been the subject of federal and state investigations, whistleblower lawsuits and class action litigation, and we may become subject to investigations, whistleblower lawsuits or class action litigation in the future.

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of hospital companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including:

•	cost reporting and billing practices;

•	laboratory and home healthcare services;

•	physician ownership of, and joint ventures with, hospitals;

•	physician recruitment activities; and

•	other financial arrangements with referral sources.

In addition, the federal False Claims Act permits private parties to bring qui tam, or whistleblower, lawsuits against companies. Whistleblower provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Because qui tam lawsuits are filed under seal, we could be named in one or more such lawsuits of which we are not aware. Defendants determined to be liable under the False Claims Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Typically, each fraudulent bill submitted by a provider is considered a separate false claim, and thus the penalties under the False Claims Act may be substantial. Liability arises when an entity knowingly submits a false claim for reimbursement to the federal government. The Fraud Enforcement and Recovery Act, which became law on May 20, 2009, changes the scienter requirements for liability under the False Claims Act. An entity may now violate the False Claims Act if it “knowingly and improperly avoids or decreases an obligation” to pay money to the United States. This includes obligations based on an “established duty . . . arising from . . . the retention of any overpayment.” Thus, if a provider is aware that it has retained an overpayment that it has an obligation to refund, this may form the basis of a False Claims Act violation even if the provider did not know the claim was “false” when it was submitted. In some cases, whistleblowers or the federal government have taken the position that providers who allegedly have violated other statutes and have submitted claims to a governmental payer during the time period they allegedly violated these other statutes, have thereby submitted false claims under the False Claims Act. Such other statutes include the Anti-Kickback Statute and the Stark Law. Courts have held that violations of these statutes can properly form the basis of a False Claims Act case. Some states have adopted similar whistleblower and false claims provisions.

The Office of the Inspector General of the U.S. Department of Health and Human Services and the U.S. Department of Justice have, from time to time, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Initiatives include a focus on hospital billing for outpatient charges associated with inpatient services, as well as hospital laboratory, home health and durable medical equipment billing practices. As a result of these regulations and initiatives, some of our activities could become the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings, we provide some durable medical equipment and home healthcare services, and we have joint venture arrangements involving physician investors. We also have a variety of other financial arrangements with physicians and other potential referral sources including recruitment arrangements and leases. In addition, our executives and managers, many of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation. We are aware that several of our hospitals or their related healthcare operations were and may still be under investigation in connection with activities conducted prior to our acquisition of them. Under the terms of our various acquisition agreements, the prior owners of our hospitals are responsible for any liabilities arising from pre-closing violations. The prior owners’ resolution of these matters or failure to resolve these matters, in the event that any resolution was deemed necessary, may have a material adverse effect on our business, financial condition or results of operations. Any investigations of us, our executives, managers, facilities or operations could result in significant liabilities or penalties to us, as well as adverse publicity.

We maintain a voluntary compliance program to address health regulatory and other compliance requirements. This program includes initial and periodic ethics and compliance training, a toll-free hotline for employees to report, without fear of retaliation, any suspected legal or ethical violations, annual “fraud and abuse” audits to look at our financial relationships with physicians and other referral sources and annual “coding audits” to make sure our hospitals bill the proper service codes in respect of obtaining payment from the Medicare and Medicaid programs.

As an element of our corporate compliance program and our internal compliance audits, from time to time we make voluntary disclosures and repayments to the Medicare and Medicaid programs and/or to the federal and/or state regulators for these programs in the ordinary course of business. At the current time, we know of no active investigations by any of these programs or regulators in respect of our disclosures or repayments. All of these voluntary actions on our part could lead to an investigation by the regulators to determine whether any of our facilities have violated the Stark Law, the Anti-Kickback Statute, the False Claims Act or similar state law. Either an investigation or initiation of administrative or judicial actions could result in a public announcement of possible violations of the Stark Law, the Anti-Kickback Statute or the False Claims Act or similar state law. Such determination or announcements could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly.

Additionally, several hospital companies have in recent years been named defendants in class action litigation alleging, among other things, that their charge structures are fraudulent and, under state law, unfair or deceptive practices, insofar as those hospitals charge insurers lower rates than those charged to uninsured patients. We cannot assure you that we will not be named as a defendant in litigation of this type. Furthermore, the outcome of these suits may affect the industry standard for charity care policies and any response we take may have a material adverse effect on our financial results.

In June 2006, we and two other hospital systems operating in San Antonio, Texas had a putative class action lawsuit brought against all of us alleging that we and the other defendants had conspired with one another and with other unidentified San Antonio area hospitals to depress the compensation levels of registered nurses employed at the competing hospitals within the San Antonio area by engaging in certain activities that violated the federal antitrust laws. On the same day that this litigation was brought against us and two other hospital systems in San Antonio, substantially similar class action litigation was brought against multiple hospitals in three other cities.

Competition from other hospitals or healthcare providers (especially specialty hospitals) may reduce our patient volumes and profitability.

The healthcare business is highly competitive and competition among hospitals and other healthcare providers for patients has intensified in recent years. Generally, other hospitals in the local communities served by most of our hospitals provide services similar to those offered by our hospitals. In addition, we believe the number of freestanding specialty hospitals and surgery and diagnostic centers in the geographic areas in which we operate has increased significantly in recent years. As a result, most of our hospitals operate in an increasingly competitive environment. Some of the hospitals that compete with our hospitals are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions and can finance capital expenditures and operations on a tax-exempt basis. Increasingly, we are facing competition from physician-owned specialty hospitals and freestanding surgery centers that compete for market share in high margin services and for quality physicians and personnel. If ambulatory surgery centers are better able to compete in this environment than our hospitals, our hospitals may experience a decline in patient volume, and we may experience a decrease in margin, even if those patients use our ambulatory surgery centers. Further, if our competitors are better able to attract patients, recruit physicians, expand services or obtain favorable managed care contracts at their facilities than our hospitals and ambulatory surgery centers, we may experience an overall decline in patient volume.

In 2005, CMS began making public performance data related to 10 quality measures that hospitals submit in connection with their Medicare reimbursement. In February 2006, federal legislation was enacted to expand and provide for the future expansion of the number of quality measures that must be reported. During federal fiscal year 2008, CMS required hospitals to report 30 measures of inpatient quality of care to avoid a 2% point reduction in their market basket update. During federal fiscal year 2009, CMS required hospitals to report 43 inpatient quality measures to avoid a 2% point reduction in their market basket update. For federal fiscal year 2010, CMS will require hospitals to report 47 inpatient quality measures to avoid a 2% reduction in their market basket update. If any of our hospitals achieve poor results (or results that are lower than our competitors) on these quality measures, patient volumes could decline. Also, the additional quality measures and future trends toward clinical transparency may have an unanticipated impact on our competitive position and patient volumes.

Our Phoenix Health Plan unit (“PHP”) also faces competition within the Arizona markets that it serves. As in the case of our hospitals, some of our health plan competitors in these markets are owned by governmental agencies or not-for-profit corporations that have greater financial resources than we do. The revenues we derive from PHP could significantly decrease if new plans operating in the Arizona Health Care Cost Containment System (“AHCCCS”), which is Arizona’s state Medicaid program, enter these markets or other existing AHCCCS plans increase their number of enrollees. Moreover, a failure to attract future enrollees may negatively impact our ability to maintain our profitability in these markets.

We may be subject to liabilities from claims brought against our facilities.

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against us, including those outside of the ordinary course of business such as class actions and those in the ordinary course of business such as malpractice lawsuits. Some of these actions may involve large claims as well as significant defense costs.

We maintain professional and general liability insurance with unrelated commercial insurance carriers to provide for losses in excess of our self-insured retention (directly, or indirectly, through an insurance subsidiary) of $10 million. As a result, a few successful claims against us that are within our self-insured retention amounts could have an adverse effect on our results of operations, cash flows, financial condition or liquidity. In addition, one or more claims could exceed the scope of the third-party coverage in effect or the coverage of particular claims or damages could be denied.

Additionally, we experienced unfavorable claims development results recently, which are reflected in our professional and general liability costs. The relatively high cost of professional liability insurance and, in some cases, the lack of availability of such insurance coverage, for physicians with privileges at our hospitals increases our risk of vicarious liability in cases where both our hospital and the uninsured or underinsured physician are named as co-defendants. As a result, we are subject to greater self-insured risk and may be required to fund claims out of our operating cash flows to a greater extent than during fiscal year 2009. We cannot assure you that we will be able to continue to obtain insurance coverage in the future or that such insurance coverage, if it is available, will be available on acceptable terms.

While we cannot predict the likelihood of future claims or inquiries, we expect that new matters may be initiated against us from time to time. Moreover, the results of current claims, lawsuits and investigations cannot be predicted, and it is possible that the ultimate resolution of these matters, individually or in the aggregate, may have a material adverse effect on our business (both in the near and long term), financial position, results of operations or cash flows.

Our hospitals face a growth in uncompensated care as the result of the inability of uninsured patients to pay for healthcare services and difficulties in collecting patient portions of insured accounts.

Like others in the hospital industry, we have experienced an increase in uncompensated care. Our combined provision for doubtful accounts, uninsured discounts and charity care deductions as a percentage of patient service revenues (prior to these adjustments) was 12.0% during both fiscal 2008 and 2009. This ratio increased to 16.9% for the three months ended September 30, 2009. Approximately 420 basis points of this increase related to the uninsured discount and Medicaid pending policy changes implemented in our Illinois hospitals effective April 1, 2009 and in our Phoenix and San Antonio hospitals effective July 1, 2009. Our self-pay discharges as a percentage of total discharges have not fluctuated significantly during the past three fiscal years. Our hospitals remain at risk for increases in uncompensated care as a result of price increases, the continuing trend of increases in coinsurance and deductible portions of managed care accounts and increases in uninsured patients as a result of potential state Medicaid funding cuts or general economic weakness. Although we continue to seek ways of improving point of service collection efforts and implementing appropriate payment plans with our patients, if we continue to experience growth in self-pay revenues, our results of operations could be materially adversely affected. Further, our ability to improve collections for self-pay patients may be limited by regulatory and investigatory initiatives, including private lawsuits directed at hospital charges and collection practices for uninsured and underinsured patients.

Our performance depends on our ability to recruit and retain quality physicians.

Physicians generally direct the majority of hospital admissions. Thus, the success of our hospitals depends in part on the following factors:

•	the number and quality of the physicians on the medical staffs of our hospitals;

•	the admitting practices of those physicians; and

•	the maintenance of good relations with those physicians.

Most physicians at our hospitals also have admitting privileges at other hospitals. Our efforts to attract and retain physicians are affected by our managed care contracting relationships, national shortages in some specialties, such as anesthesiology and radiology, the adequacy of our support personnel, the condition of our facilities and medical equipment, the availability of suitable medical office space and federal and state laws and regulations prohibiting financial relationships that may have the effect of inducing patient referrals. If facilities are not staffed with adequate support personnel or technologically advanced equipment that meets the needs of patients, physicians may be discouraged from referring patients to our facilities, which could adversely affect our profitability.

In an effort to meet community needs in the markets in which we operate, we have implemented a strategy to employ physicians both in primary care and in certain specialties. As of September 30, 2009, we employed approximately 305 practicing physicians, excluding residents. The deployment of a physician employment strategy includes increased salary and benefits costs, physician integration risks and difficulties associated with physician practice management. While we believe this strategy is consistent with industry trends, we cannot be assured of the long-term success of such a strategy. In addition, if we raise wages in response to our competitors’ wage increases and are unable to pass such increases on to our clients, our margins could decline, which could adversely affect our business, financial condition and results of operations.

We may be unable to achieve our acquisition and growth strategies and we may have difficulty acquiring not-for-profit hospitals due to regulatory scrutiny.

An important element of our business strategy is expansion by acquiring hospitals in our existing and in new urban and suburban markets and by entering into partnerships or affiliations with other healthcare service providers. The competition to acquire hospitals is significant, including competition from healthcare companies with greater financial resources than ours. We have not acquired a hospital since December 2004 and may never acquire another hospital, which would seriously impact our ability to grow our business.

Even if we are able to acquire more hospitals, such acquisitions may be on less than favorable terms. We may have difficulty obtaining financing, if necessary, for such acquisitions on satisfactory terms. We sometimes agree not to sell an acquired hospital for some period of time (currently no longer than 10 years) after purchasing it and/or grant the seller a right of first refusal to purchase the hospital if we agree to sell it to a third party. In addition, we may not be able to effectively integrate any acquired facilities with our operations. Even if we continue to acquire additional facilities and/or enter into partnerships or affiliations with other healthcare service providers, federal and state regulatory agencies may constrain our ability to grow.

Additionally, many states, including some where we have hospitals and others where we may in the future attempt to acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the sale proceeds by the not-for-profit seller. These review and approval processes can add time to the consummation of an acquisition of a not-for-profit hospital, and future actions on the state level could seriously delay or even prevent future acquisitions of not-for-profit hospitals. Furthermore, as a condition to approving an acquisition, the attorney general of the state in which the hospital is located may require us to maintain specific services, such as emergency departments, or to continue to provide specific levels of charity care, which may affect our decision to acquire or the terms upon which we acquire one of these hospitals.

Future acquisitions or joint ventures may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

As part of our growth strategy, we may pursue acquisitions or joint ventures of hospitals or other related healthcare facilities and services. These acquisitions or joint ventures may involve significant cash expenditures, debt incurrence, additional operating losses and expenses that could have a material adverse effect on our financial condition and results of operations. Acquisitions or joint ventures involve numerous risks, including:

•	difficulty and expense of integrating acquired personnel into our business;

•	diversion of management’s time from existing operations;

•	potential loss of key employees or customers of acquired companies; and

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

We cannot assure you that we will succeed in obtaining financing for acquisitions or joint ventures at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired hospitals profitably or succeed in achieving improvements in their financial performance.

The cost of our malpractice insurance and the malpractice insurance of physicians who practice at our facilities remains volatile. Successful malpractice or tort claims asserted against us, our physicians or our employees could materially adversely affect our financial condition and profitability.

Physicians, hospitals and other healthcare providers are subject to legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large monetary claims and significant defense costs. Hospitals and physicians have typically maintained a special type of insurance (commonly called malpractice or professional liability insurance) to protect against the costs of these types of legal actions. We created a captive insurance subsidiary on June 1, 2002, to assume a substantial portion of the professional and general liability risks of our facilities. For claims incurred during the period June 1, 2002 to May 31, 2006 and those subsequent to June 30, 2009, we maintained all of our professional and general liability insurance through this captive insurance subsidiary in respect of losses up to $10.0 million per occurrence. For claims incurred from June 1, 2006 to June 30, 2009, we self-insured the first $9.0 million per occurrence, and our captive subsidiary insured the next $1.0 million per occurrence. We have also purchased an umbrella excess policy for professional and general liability insurance for the period July 1, 2009 to June 30, 2010 with unrelated commercial carriers. This policy covers losses in excess of $10.0 million per occurrence up to $75.0 million, but is limited to total annual payments of $65.0 million in the aggregate. While our premium prices have declined during the past few years, the total cost of professional and general liability insurance remains sensitive to the volume and severity of cases reported. There is no guarantee that excess insurance coverage will continue to be available in the future at a cost allowing us to maintain adequate levels of such insurance. Moreover, due to the increased retention limits insured by us and our captive subsidiary, if actual payments of claims materially exceed our projected estimates of malpractice claims, our financial condition could be materially adversely affected.

Physicians’ professional liability insurance costs in certain markets have dramatically increased to the point where some physicians are either choosing to retire early or leave those markets. If physician professional liability insurance costs continue to escalate in markets in which we operate, some physicians may choose not to practice at our facilities, which could reduce our patient volumes and revenues. Our hospitals may also incur a greater percentage of the amounts paid to claimants if physicians are unable to obtain adequate malpractice coverage since we are often sued in the same malpractice suits brought against physicians on our medical staffs who are not employed by us.

We anticipate employing over 160 additional physicians during our fiscal year 2010. Such a significant increase in employed physicians could significantly increase our professional and general liability risks and related costs in future periods since for employed physicians there is no insurance coverage from unaffiliated insurance companies.

Our facilities are concentrated in a small number of regions. If any one of the regions in which we operate experiences a regulatory change, economic downturn or other material change, our overall business results may suffer.

Among our operations as of September 30, 2009, five hospitals and various related healthcare businesses were located in San Antonio, Texas; five hospitals and related healthcare businesses were located in metropolitan Phoenix, Arizona; two hospitals and related healthcare businesses were located in metropolitan Chicago, Illinois; and three hospitals and related healthcare businesses were located in Massachusetts.

For the year ended June 30, 2009 and the three months ended September 30, 2009, our total revenues were generated as follows:

	Year Ended	Three Months Ended
	June 30,	September 30,
	2009	2009

San Antonio	29.6%	26.0%
Phoenix Health Plan and Abrazo Advantage Health Plan	19.3	22.9
Massachusetts	18.3	18.3
Metropolitan Phoenix, excluding Phoenix Health Plan and Abrazo Advantage Health Plan	17.9	18.4
Metropolitan Chicago(1)	14.6	14.0
Other	0.3	0.4

	100.0%	100.0%

(1)	Includes MacNeal Health Providers.

Any material change in the current demographic, economic, competitive or regulatory conditions in any of these regions could adversely affect our overall business results because of the significance of our operations in each of these regions to our overall operating performance. Moreover, due to the concentration of our revenues in only four regions, our business is less diversified and, accordingly, is subject to greater regional risk than that of some of our larger competitors.

If we are unable to control our healthcare costs at Phoenix Health Plan and Abrazo Advantage Health Plan, if the health plans should lose their governmental contracts or if budgetary cuts reduce the scope of Medicaid or dual-eligibility coverage, our profitability may be adversely affected.

For the year ended June 30, 2009 and the three months ended September 30, 2009, PHP generated approximately 18.1% and 21.9% of our total revenues, respectively. PHP derives substantially all of its revenues through a contract with AHCCCS. AHCCCS pays capitated rates to PHP, and PHP subcontracts with physicians, hospitals and other healthcare providers to provide services to its enrollees. If we fail to effectively manage our healthcare costs, these costs may exceed the payments we receive. Many factors can cause actual healthcare costs to exceed the capitated rates paid by AHCCCS, including:

•	our ability to contract with cost-effective healthcare providers;

•	the increased cost of individual healthcare services;

•	the type and number of individual healthcare services delivered; and

•	the occurrence of catastrophes, epidemics or other unforeseen occurrences.

Our current contract with AHCCCS began October 1, 2008 and expires September 30, 2011. This contract is terminable without cause on 90 days’ written notice from AHCCCS or for cause upon written notice from AHCCCS if we fail to comply with any term or condition of the contract or fail to take corrective action as required to comply with the terms of the contract. AHCCCS may also terminate the contract with PHP in the event of unavailability of state or federal funding. If our AHCCCS contract is terminated, our profitability would be adversely affected by the loss of these revenues and cash flows. Also, should the scope of the Medicaid program be reduced as a result of state budgetary cuts or other political factors, our results of operations could be adversely affected.

For the year ended June 30, 2009 and the three months ended September 30, 2009, AAHP generated 1.2% and 1.0% of our total revenues, respectively. AAHP began providing healthcare coverage to Medicare and Medicaid dual-eligible enrollees on January 1, 2006. Most of AAHP’s members were formerly enrolled in PHP. AAHP’s contract with CMS went into effect on January 1, 2006, for a term of one year, with a provision for successive one year renewals, and has currently been renewed through December 31, 2010. If we fail to effectively manage AAHP’s healthcare costs, these costs may exceed the payments we receive.

We are dependent on our senior management team and local management personnel, and the loss of the services of one or more of our senior management team or key local management personnel could have a material adverse effect on our business.

The success of our business is largely dependent upon the services and management experience of our senior management team, which includes Charles N. Martin, Jr., our Chairman and Chief Executive Officer; Kent H. Wallace, our President and Chief Operating Officer; Keith B. Pitts, our Vice Chairman, Phillip W. Roe, our Executive Vice President, Chief Financial Officer and Treasurer; and Joseph D. Moore, Executive Vice President. In addition, we depend on our ability to attract and retain local managers at our hospitals and related facilities, on the ability of our senior officers and key employees to manage growth successfully and on our ability to attract and retain skilled employees. We do not maintain key man life insurance policies on any of our officers. If we were to lose any of our senior management team or members of our local management teams, or if we are unable to attract other necessary personnel in the future, it could have a material adverse effect on our business, financial condition and results of operations. If we were to lose the services of one or more members of our senior management team or a significant portion of our hospital management staff at one or more of our hospitals, we would likely experience a significant disruption in our operations and failure of the affected hospitals to adhere to their respective business plans.

Controls designed to reduce inpatient services may reduce our revenues.

Controls imposed by Medicare and commercial third-party payers designed to reduce admissions and lengths of stay, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Utilization review entails the review of the admission and course of treatment of a patient by managed care plans. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payer-required preadmission authorization and utilization review and by payer pressures to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. Although we are unable to predict the effect these changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material, adverse effect on our business, financial position and results of operations.

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

The Health Insurance Portability and Accountability Act of 1996 required the U.S. Department of Health and Human Services to adopt standards to protect the privacy and security of individually identifiable health-related information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) — one part of the American Recovery and Reinvestment Act of 2009 (“ARRA”) — broadened the scope of the HIPAA privacy and security regulations. On August 24, 2009, HHS issued an Interim Final Rule addressing security breach notification requirements and, on October 30, 2009, issued an Interim Final Rule implementing amendments to the enforcement regulations under HIPAA. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. The regulations also provide patients with significant rights related to understanding and controlling how their health information is used or disclosed. The security regulations require healthcare providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is maintained or transmitted electronically.

Violations of the Health Insurance Portability and Accountability Act of 1996 could result in civil or criminal penalties. An investigation or initiation of civil or criminal actions could have a material adverse effect on our business, financial condition, results of operations or prospects and our business reputation could suffer significantly. In addition, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access or theft of personal information. State statutes and regulations vary from state to state and could impose additional penalties. We have developed a comprehensive set of policies and procedures in our efforts to comply with the Health Insurance Portability and Accountability Act of 1996 and other privacy laws. Our compliance officers are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with the Health Insurance Portability and Accountability Act of 1996 and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

As a result of increased post-payment reviews of claims we submit to Medicare for our services, we may incur additional costs and may be required to repay amounts already paid to us.

We are subject to regular post-payment inquiries, investigations and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews are increasing as a result of new government cost-containment initiatives, including enhanced medical necessity reviews for Medicare patients admitted to long-term care hospitals, and audits of Medicare claims under the Recovery Audit Contractor program (“RAC”). The RAC program began as a demonstration project in 2005 in three states (New York, California and Florida) and was expanded into the three additional states of Arizona, Massachusetts and South Carolina in July 2007. The program was made permanent by the Tax Relief and Health Care Act of 2006 enacted in December 2006. CMS ended the demonstration project in March 2008 and commenced the permanent RAC program in all states beginning in 2009 with plans to have RACs in full operation in all 50 states by 2010.

RACs utilize a post-payment targeted review process employing data analysis techniques in order to identify those Medicare claims most likely to contain overpayments, such as incorrectly coded services, incorrect payment amounts, non-covered services and duplicate payments. The RAC review is either “automated”, for which a decision can be made without reviewing a medical record, or “complex”, for which the RAC must contact the provider in order to procure and review the medical record to make a decision about the payment. CMS has given RACs the authority to look back at claims up to three years old, provided that the claim was paid on or after October 1, 2007. Claims identified as overpayments will be subject to the Medicare appeals process.

These additional post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare that are determined to have been overpaid.

If we fail to continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment, our ability to maintain and expand our markets will be adversely affected.

Technological advances with respect to computed axial tomography (CT), magnetic resonance imaging (MRI) and positron emission tomography (PET) equipment, as well as other equipment used in our facilities, are continually evolving. In an effort to compete with other healthcare providers, we must constantly evaluate our equipment needs and upgrade equipment as a result of technological improvements. Such equipment costs typically range from $1.0 million to $3.0 million, exclusive of construction or build-out costs. If we fail to remain current with the technological advancements of the medical community, our volumes and revenue may be negatively impacted.

Our hospitals face competition for staffing especially as a result of the national shortage of nurses and the increased imposition on us of nurse-staffing ratios, which has in the past and may in the future increase our labor costs and materially reduce our profitability.

We compete with other healthcare providers in recruiting and retaining qualified management and staff personnel responsible for the day-to-day operations of each of our hospitals, including most significantly nurses and other non-physician healthcare professionals. In the healthcare industry generally, including in our markets, the national shortage of nurses and other medical support personnel has become a significant operating issue. This shortage has caused us in the past and may require us in the future to increase wages and benefits to recruit and retain nurses and other medical support personnel or to hire more expensive temporary personnel. We have voluntarily raised on several occasions in the past, and expect to raise in the future, wages for our nurses and other medical support personnel.

In addition, union-mandated or state-mandated nurse-staffing ratios significantly affect not only labor costs, but may also cause us to limit patient admissions with a corresponding adverse effect on revenues if we are unable to hire the appropriate number of nurses to meet the required ratios. While we do not currently operate in any states with mandated nurse-staffing ratios, the states in which we operate could adopt mandatory nurse-staffing ratios at any time. In those instances where our nurses are unionized, it is our experience that new union contracts often impose significant new additional staffing ratios by contract on our hospitals. This was the case with the increased staffing ratios imposed on us in our union contract with our nurses at Saint Vincent Hospital in Worcester, Massachusetts negotiated in 2007.

The U.S. Congress is currently considering a bill called the Employee Free Choice Act of 2009 (“EFCA”), which organized labor, a major supporter of the Obama administration, has called its number one legislative objective. EFCA would amend the National Labor Relations Act to establish a procedure whereby the National Labor Relations Board (“NLRB”) would certify a union as the bargaining representative of employees, without a NLRB-supervised secret ballot election, if a majority of unit employees signs valid union authorization cards (the “card-check provision”). Additionally, under EFCA, parties that are unable to reach a first contract within 90 days of collective bargaining could refer the dispute to mediation by the Federal Mediation and Conciliation Service (the “Service”). If the Service is unable to bring the parties to agreement within 30 days, the dispute then would be referred to binding arbitration. Also, the bill would provide for increased penalties for labor law violations by employers. In July 2009, due to intense opposition from the business community, alternative draft legislation became public, dropping the card-check provision, but putting in its place new provisions making it easier for employees to organize including provisions to require shorter unionization campaigns, faster elections and limitations on employer-sponsored anti-unionization meetings, which employees are required to attend. This legislation, if passed, would make it easier for our nurses or other groups of hospital employees to unionize, which could materially increase our labor costs.

If our labor costs continue to increase, we may not be able to raise our payer reimbursement levels to offset these increased costs, including the significantly increased costs that we will incur for wage increases and nurse-staffing ratios under our new union contract with our nurses at Saint Vincent Hospital. Because substantially all of our net patient revenues consist of payments based on fixed or negotiated rates, our ability to pass along increased labor costs is materially constrained. Our failure to recruit and retain qualified management, nurses and other medical support personnel, or to control our labor costs, could have a material adverse effect on our profitability.

Compliance with Section 404 of the Sarbanes-Oxley Act may negatively impact our results of operations and failure to comply may subject us to regulatory scrutiny and a loss of investors’ confidence in our internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires us to perform an evaluation of our internal control over financial reporting and file management’s attestation with our annual report. Section 404 also requires our independent auditors to opine on our internal control over financial reporting beginning with our fiscal year ending June 30, 2010. We have evaluated, tested and implemented internal controls over financial reporting to enable management to report on such internal controls under Section 404. However, we cannot assure you that the conclusions we will reach in our June 30, 2010 management report will be the same as those reached by our independent auditors in their report. Failure on our part to comply with Section 404 may subject us to regulatory scrutiny and a loss of public confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control over financial reporting and hiring additional personnel. Any such actions could negatively affect our results of operations.

A failure of our information systems would adversely affect our ability to properly manage our operations.

We rely on our advanced information systems and our ability to successfully use these systems in our operations. These systems are essential to the following areas of our business operations, among others:

•	patient accounting, including billing and collection of patient service revenues;

•	financial, accounting, reporting and payroll;

•	coding and compliance;

•	laboratory, radiology and pharmacy systems;

•	remote physician access to patient data;

•	negotiating, pricing and administering managed care contracts; and

•	monitoring quality of care.

If we are unable to use these systems effectively, we may experience delays in collection of patient service revenues and may not be able to properly manage our operations or oversee compliance with laws or regulations.

Difficulties with current construction projects or new construction projects such as additional hospitals or major expansion projects may involve significant capital expenditures that could have an adverse impact on our liquidity.

We may decide to construct an additional hospital or hospitals in the future or construct additional major expansion projects to existing hospitals in order to achieve our growth objectives. Our ability to complete construction of new hospitals or new expansion projects on budget and on schedule would depend on a number of factors, including, but not limited to:

•	our ability to control construction costs;

•	the failure of general contractors or subcontractors to perform under their contracts;

•	adverse weather conditions;

•	shortages of labor or materials;

•	our ability to obtain necessary licensing and other required governmental authorizations; and

•	other unforeseen problems and delays.

As a result of these and other factors, we cannot assure you that we will not experience increased construction costs on our construction projects or that we will be able to construct our current or any future construction projects as originally planned. In addition, our current and any future major construction projects would involve a significant commitment of capital with no revenues associated with the projects during construction, which also could have a future adverse impact on our liquidity.

If the costs for construction materials and labor continue to rise, such increased costs could have an adverse impact on the return on investment relating to our expansion projects.

The cost of construction materials and labor has significantly increased over the past years as a result of global and domestic events. We have experienced significant increases in the cost of steel due to the demand in China for such materials and an increase in the cost of lumber due to multiple factors. Increases in oil and gas prices have increased costs for oil-based products and for transporting materials to job sites. As we continue to invest in modern technologies, emergency rooms and operating room expansions, we expend large sums of cash generated from operating activities. We evaluate the financial viability of such projects based on whether the projected cash flow return on investment exceeds our cost of capital. Such returns may not be achieved if the cost of construction continues to rise significantly or anticipated volumes do not materialize.

State efforts to regulate the construction or expansion of hospitals could impair our ability to operate and expand our operations.

Some states require healthcare providers to obtain prior approval, known as certificates of need, for:

•	the purchase, construction or expansion of healthcare facilities;

•	capital expenditures exceeding a prescribed amount; or

•	changes in services or bed capacity.

In giving approval, these states consider the need for additional or expanded healthcare facilities or services. Illinois and Massachusetts are the only states in which we currently own hospitals that have certificate-of-need laws. The failure to obtain any required certificate of need could impair our ability to operate or expand operations in these states.

If the fair value of our reporting units declines, a material non-cash charge to earnings from impairment of our goodwill could result.

Blackstone acquired our predecessor company during fiscal 2005. We recorded a significant portion of the purchase price as goodwill. At September 30, 2009, we had approximately $692.1 million of goodwill recorded on our financial statements. There is no guarantee that we will be able to recover the carrying value of this goodwill through our future cash flows. On an ongoing basis, we evaluate, based on the fair value of our reporting units, whether the carrying value of our goodwill is impaired. During fiscal 2007, we recorded a $123.8 million ($110.5 million, net of tax benefit) impairment charge to goodwill to reduce the carrying values of our Chicago hospitals to their fair values. Our two Chicago hospitals have experienced deteriorating economic factors that have negatively impacted their results of operations and cash flows. While various initiatives mitigated the impact of these economic factors in previous quarters, the operating results of the Chicago hospitals have not improved to the level anticipated.

After having the opportunity to evaluate the operating results of the Chicago hospitals for the first six months of fiscal year 2010 and to reassess the market trends and economic factors, we concluded that it was unlikely that previously projected cash flows for these hospitals would be achieved. We performed an interim goodwill impairment test and, based upon revised projected cash flows, market participant data and appraisal information, we determined that the $43.1 million remaining goodwill related to this reporting unit was impaired. We will record the $43.1 million ($31.8 million, net of taxes) non-cash impairment loss in our condensed consolidated statement of operations for the quarter ended December 31, 2009.

Our hospitals are subject to potential responsibilities and costs under environmental laws that could lead to material expenditures or liability.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the protection of human health and the environment. We could incur substantial costs to maintain compliance with these laws and regulations. To our knowledge, we have not been and are not currently the subject of any investigations relating to noncompliance with environmental laws and regulations. We could become the subject of future investigations, which could lead to fines or criminal penalties if we are found to be in violation of these laws and regulations. The principal environmental requirements and concerns applicable to our operations relate to proper management of hazardous materials, hazardous waste and medical waste, above-ground and underground storage tanks, operation of boilers, chillers and other equipment, and management of building conditions, such as the presence of mold, lead-based paint or asbestos. Our hospitals engage independent contractors for the transportation and disposal of hazardous waste, and we require that our hospitals be named as additional insureds on the liability insurance policies maintained by these contractors.

We also may be subject to requirements related to the remediation of substances that have been released into the environment at properties owned or operated by us or our predecessors or at properties where substances were sent for off-site treatment or disposal. These remediation requirements may be imposed without regard to fault, and liability for environmental remediation can be substantial.

Legal Proceedings

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against us. While we cannot predict the likelihood of future claims or inquiries, we expect that new matters may be initiated against us from time to time. The results of claims, lawsuits and investigations cannot be predicted, and it is possible that the ultimate resolution of these matters, individually or in the aggregate, may have a material adverse effect on our business (both in the near and long term), financial position, results of operations or cash flows. We recognize that, where appropriate, our interests may be best served by resolving certain matters without litigation. If non-litigated resolution is not possible or appropriate with respect to a particular matter, we will continue to defend ourselves vigorously.

Currently pending and recently settled legal proceedings and investigations that are not in the ordinary course of business are set forth below. Where specific amounts are sought in any pending legal proceeding, those amounts are disclosed. For all other matters, where the possible loss or range of loss is reasonably estimable, an estimate is provided. Where no estimate is provided, the possible amount of loss is not reasonably estimable at this time. We record reserves for claims and lawsuits when they are probable and reasonably estimable. For matters where the likelihood or extent of a loss is not probable or cannot be reasonably estimated, we have not recognized in our consolidated financial statements potential liabilities that may result. We undertake no obligation to update the following disclosures for any new developments.

Sherman Act Antitrust Class Action Litigation — Maderazo, et al v. VHS San Antonio Partners, L.P. d/b/a Baptist Health Systems, et. al., Case No. 5:06cv00535 (United States District Court, Western District of Texas, San Antonio Division, filed June 20, 2006 and amended August 29, 2006)

On June 20, 2006, a federal antitrust class action suit was filed in San Antonio, Texas against our Baptist Health System subsidiary in San Antonio, Texas and two other large hospital systems in San Antonio. In the complaint, plaintiffs allege that the three hospital system defendants conspired with each other and with other unidentified San Antonio area hospitals to depress the compensation levels of registered nurses employed at the conspiring hospitals within the San Antonio area by engaging in certain activities that violated the federal antitrust laws. The complaint alleges two separate claims. The first count asserts that the defendant hospitals violated Section 1 of the federal Sherman Act, which prohibits agreements that unreasonably restrain competition, by conspiring to depress nurses’ compensation. The second count alleges that the defendant hospital systems also violated Section 1 of the Sherman Act by participating in wage, salary and benefits surveys for the purpose, and having the effect, of depressing registered nurses’ compensation or limiting competition for nurses based on their compensation. The class on whose behalf the plaintiffs filed the complaint is alleged to comprise all registered nurses employed by the defendant hospitals since June 20, 2002. The suit seeks unspecified damages, trebling of this damage amount pursuant to federal law, interest, costs and attorneys fees. From 2006 through April 2008 we and the plaintiffs worked on producing documents to each other relating to, and supplying legal briefs to the court in respect of, the issue of whether the court will certify a class in this suit. In April 2008 the case was stayed by the judge pending his ruling on plaintiffs’ motion for class certification. We believe that the allegations contained within this putative class action suit are without merit, and we have vigorously worked to defeat class certification. If a class is certified, we will continue to defend vigorously against the litigation.

On the same date that this suit was filed against us in federal district court in San Antonio, the same attorneys filed three other substantially similar putative class action lawsuits in federal district courts in Chicago, Illinois, Albany, New York and Memphis, Tennessee against some of the hospitals in those cities (none of such hospitals being owned by us). The attorneys representing the plaintiffs in all four of these cases said in June 2006 that they may file similar complaints in other jurisdictions and in December 2006 they brought a substantially similar class action lawsuit against various hospitals in the Detroit, Michigan metropolitan area. Since representatives of the Service Employees International Union joined plaintiffs’ attorneys in announcing the filing of all four complaints on June 20, 2006, and as has been reported in the media, we believe that SEIU’s involvement in these actions appears to be part of a corporate campaign to attempt to organize nurses in these cities, including San Antonio. The nurses in our hospitals in San Antonio are currently not members of any union.

If the plaintiffs (1) are successful in obtaining class certification and (2) are able to prove substantial damages which are then trebled under Section 1 of the Sherman Act, such a result could materially affect our business, financial condition or results of operations. However, in the opinion of management, the ultimate resolution of this matter is not expected to have a material adverse effect on our financial position or results of operations.

Self-Disclosure of Employment of Excluded Persons

Federal law permits the Department of Health and Human Services Office of Inspector General (“OIG”) to impose civil monetary penalties, assessments and/or to exclude from participation in federal healthcare programs, individuals and entities who have submitted false, fraudulent or improper claims for payment. Improper claims include those submitted by individuals or entities who have been excluded from participation. Civil monetary penalties of up to $10,000 for each item or service furnished by the excluded individual or entity, an assessment of up to three times the amount claimed and program exclusions also be imposed on providers or entities who employ or enter into contracts with excluded individuals to provide services to beneficiaries of federal healthcare programs. On October 12, 2009, we voluntarily disclosed to OIG that two past employees had been excluded from participation in Medicare at certain times during their employment. We are diligently investigating the circumstances surrounding the employment of these two excluded individuals, and intend to submit a voluntary disclosure pursuant to the Provider Self-Disclosure Protocol once the necessary information is obtained. If the OIG were to impose all potentially available sanctions and penalties against us in this matter, such a result could materially affect our business, financial condition or results of operations. However, in the opinion of management, the ultimate resolution of this matter is not expected to have a material adverse effect on our financial position or results of operations.

Claims in the ordinary course of business.

We are also subject to claims and lawsuits arising in the ordinary course of business, including potential claims related to care and treatment provided at our hospitals and outpatient services facilities. Although the results of these claims and lawsuits cannot be predicted with certainty, we believe that the ultimate resolution of these ordinary course claims and lawsuits will not have a material adverse effect on our business, financial condition or results of operations.